As filed with the Securities and Exchange Commission on March 10, 2004.

Registration No. 333-110132

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3
PRE-EFFECTIVE

AMENDMENT NO. 2

TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KOSS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	39-1168275

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4129 North Port Washington Avenue
Milwaukee, Wisconsin 53212
(414) 964 – 5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Koss
Chief Executive Officer and President
4129 North Port Washington Avenue
Milwaukee, Wisconsin 53212
(414) 964-5000
(Name, address, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Shares	to be	Aggregate Price	Aggregate	Registration
to be Registered	Registered	per Unit(1)	Offering Price(1)	Fee
Common Stock, $0.005 par value	19,875 (2)	$16.96 (3)	$337,080.00 (3)	$27.27

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	This registration statement is being used to register 19,875 shares of common stock that have been issued to the selling stockholders pursuant to provisions of the Asset Purchase Agreement described in the “Summary” Section herein.

(3)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices on October 29, 2003, as reported by the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

KOSS CORPORATION

19,875 Shares
Common Stock

     We are registering for resale pursuant to this prospectus 19,875 shares of our common stock that we have issued to the selling stockholders named in this prospectus. The offering of shares of our common stock under this prospectus is being made by the selling stockholders only. It is not part of an original issuance by us of shares of our common stock. Accordingly, all of the net proceeds from the sale of shares of our common stock offered under this prospectus will go to the selling stockholders who offer and decide to sell their shares.

     Our common stock is quoted on the Nasdaq and trades under the symbol “KOSS.” On March 8, 2004, the closing price of one share of our common stock, as reported on the Nasdaq, was $24.24. The selling stockholders may offer their shares of our common stock in transactions on the Nasdaq Stock Market’s National Market, through the over-the-counter market in negotiated transactions, or through a combination of these methods. The selling stockholders may offer their shares of our common stock at prevailing market prices, at prices related to market prices, at fixed prices that may change or at privately negotiated prices. See below under the caption “Plan of Distribution.”

An investment in shares of our common stock involves risk.
You should carefully consider the risks we describe under the caption “Risk Factors”
beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
OF THESE SECURITIES OR PASSED UPON
THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock offered under this prospectus.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, such securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful.

This prospectus is dated March ___, 2004.

SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
INDEMNIFICATION
Consent of PricewaterhouseCoopers LLP

SUMMARY	3
RISK FACTORS	3
WHERE YOU CAN FIND MORE INFORMATION	6
DOCUMENTS INCORPORATED BY REFERENCE	7
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	9
USE OF PROCEEDS	9
LEGAL MATTERS	9
EXPERTS	9
INDEMNIFICATION	9

SUMMARY

     We are registering for resale pursuant to this prospectus 19,875 shares of our common stock that we have issued pursuant to an Asset Purchase Agreement, dated effective as of May 1, 2003, among us, Addax Sound Company, a Delaware corporation, and the stockholders of Addax. Pursuant to the Asset Purchase Agreement, we acquired substantially all of the assets of Addax, a developer and manufacturer of hands-free communication devices, including proprietary headsets and off-the-body communication systems. Under the Asset Purchase Agreement, we issued 19,875 shares of our common stock to Addax for immediate subsequent distribution to the stockholders of Addax as consideration for the acquisition of the assets of Addax. We are registering 19,875 shares of our common stock for resale under this prospectus to cover the 19,875 shares referred to above. The selling stockholders can use this prospectus to sell some or all of the shares of our common stock they received pursuant to the Asset Purchase Agreement.

     Although we will not receive any of the proceeds from the selling stockholders’ sale of their shares, we have agreed to and will pay for the costs of registering the shares covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, if any.

     We design, develop, manufacture and market stereo headphones and related accessory products. We have been involved in the stereo headphones business since 1971. We are a Delaware corporation. Our principal executive offices are located at 4129 North Port Washington Avenue, Milwaukee, Wisconsin 53212, and our telephone number is (414) 964-5000.

RISK FACTORS

     You should carefully consider the following risk factors before you decide to buy our common stock. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you could lose part or all of your investment.

REDUCTION IN PRESENT LEVELS OF CASH FLOW COULD ADVERSELY AFFECT OUR BUSINESS

Our primary source of liquidity over the past twelve months has been operating cash flows. Our future cash flows from operations (on both a short term and long term basis) are dependent upon, but not limited to:

-	our ability to attract new customers that will sell our products and pay us for them,

-	our ability to retain our existing customers at the level of sales previously produced,

-	the volume of sales for these customers,

-	the loss of business of one or more primary customers,

-	changes in types of products that the customers purchase in their sales mix,

-	the volume of royalty income paid to us by our licensees based upon the terms of each royalty agreement, including the inability to negotiate favorable royalty arrangements and renew current arrangements with certain existing favorable terms,

-	poor or deteriorating economic conditions which would directly impact the ability of our customers to remain in business and pay for their products on a timely basis,

-	management’s ability to hold the line on any requests for increases in material or labor cost increases, and

-	the ability to collect in full and in a timely manner, amounts due to us.

OUR FAILURE TO ATTRACT AND RETAIN CUSTOMERS TO SELL OUR PRODUCTS COULD ADVERSELY AFFECT OUR SALES VOLUME AND FUTURE PROFITABILITY

We market a line of products used by consumers to listen to music. We distribute these products through retail channels in the U.S. and independent distributors throughout the rest of the world. We are dependent upon our ability to retain an existing base of customers to sell our line of products. Loss of customers means loss of product placement. We have broad distribution across many channels including specialty stores, mass merchants, electronics stores and computer retailers. Since distribution is broadly based, any loss of a customer directly translates into a reduction in sales volume which can only be replaced by replacing a similar number of representative retail outlets. The inability of our sales and marketing staff to obtain new distribution outlets translates into a lack of future growth and possibly a setback in sales volumes when loss of current customers occurs. For example, the loss a customer representing 10% of the company’s business would translate into a reduction in revenues of up to 10% based upon the point through the fiscal year that the customer was lost. Attracting a new customer during the course of a fiscal year could have a positive impact or simply replace an account which has been lost. In addition, a customer can decide to make a change in the models that it decides to offer for sale. Such changes can take place arbitrarily throughout the course of a year which can cause reductions in sales revenues in proportion to the number of retail outlets that the store represents in the market. We may not be able to maintain customers or model selections and therefore experience a reduction in its sales revenue until a model is restored to the mix or a customer is replaced by a new customer. A reduction in sales volume would cause a reduction in profitability. Our failure to retain existing customers, obtain new customers or develop new product lines that customers would choose to offer to consumers could significantly affect our future profitability. The loss of business of one or more principal customers or a change in the sales volume from a particular customer could have a material adverse effect on our sales volume and profitability.

SHIFT IN CUSTOMER SPECIFICATIONS TO LOWER PRICED ITEMS CAN REDUCE PROFIT MARGINS NEGATIVELY IMPACTING OUR PROFITABILITY

We sell a line of products with a suggested retail price ranging from less than $10 dollars US to $1000 dollars US. The gross margin for each of these models is unique in terms of percentages. The price range of the products also produces a different level of actual dollar contribution per unit. For example a product with a gross margin contribution of 50% might yield a $5.00 contribution for one item, while another item may feature a 30% gross margin which could yield $50.00 dollars. We find the low priced portion of the market most competitive and therefore most subject to pressure on gross margin percentages which tends to lower profit contributions. Retail preference for lower priced items can reduce profit margins and contributions. The risk is that a shift in retail customer specifications toward lower priced items can lead to lower gross margins and lower profit contributions per unit of sale. Due to the range of products that we sell, the product sales mix can produce a variation in terms of a range of profit margins. Some customers a sell limited range of products that yield lower profit margins than others. Most notably, the budget priced headphone segment of the market below $10.00 retail which is distributed through computer stores, office supply stores, and mass market retailers tend to yield the lowest gross margins. An increase in business with these types of accounts, when coupled with a simultaneous reduction in sales to customers with higher gross margins will reduce profit margins and profitability.

POOR ECONOMIC CONDITIONS CAN RESTRICT OR LIMIT PRODUCT PLACEMENT, SALES AND REPLENISHMENT WHICH COULD DECREASE OUR PROFITS

Deteriorating or weak economic conditions, or a forecast for the same, can trigger changes in inventory stocking at retail. This may in turn lead to a reduction in model offerings and to out of stock situations. If a retail customer of the company does not have adequate stocks of our products to offer for sale in a retail store, consumers may choose another competitive model instead. Customers operating retail stores anticipate future sales demands and inventory products accordingly. Whenever a general economic slowdown occurs, at both the domestic or foreign level, sales volume levels and re-orders change. These changes directly impact our sales and profitability. We are not in a position to determine how we will be affected by these circumstances, how extensive the effects may be, or for how long we may be impacted by these circumstances. Our customers respond to changes in economic conditions and any anticipated changes in economic conditions can therefore restrict product placement, availability, sales, replenishment and ultimately profitability. These conditions exist domestically and internationally.

MANAGEMENT IS SUBJECT TO DECISIONS MADE OUTSIDE ITS CONTROL WHICH COULD DIRECTLY AFFECT OUR FUTURE PROFITABILITY

Retail customers determine which products they will stock for resale. We compete with other manufacturers to secure shelf space in retail stores for our products. During the course of a year changes in the customers management personnel can ultimately lead to changes in the stock assortment offered to consumers. These changes are often arbitrary. The sales and marketing team cannot always overcome such decisions. In addition to changes in personnel within our customers, it is also possible that a strategic decision can be made by a retail customer to consolidate vendors, or to discontinue certain product categories all together. In these instances our management team is not able to overcome such decisions. Our management team is also engaged in the effective procurement, assembly, and manufacture of products. The ability to negotiate with suppliers, maintain productivity, and hold the line on cost increases can be subjected to pressures outside the control of management. For example, increases in fuel costs can increase rates in freight. Increases of this nature can seldom be avoided and the company is not able to pass such increases along to its customers. Our management’s effective control of the manufacturing processes will have a direct impact on our future profitability. We regularly make decisions that affect production schedules, shipping schedules, employee level, and inventory levels. Our ability to make effective decisions in managing these areas has a direct effect on future profitability.

ACCOUNTS RECEIVABLE AMOUNTS DUE FROM OUR CUSTOMERS CAN BE LOST AS A RESULT OF CUSTOMER BANKRUPTCY, OPERATIONAL DIFFICULTY, OR FAILURE TO PAY NEGATIVELY IMPACTING OUR FUTURE PROFITABILITY

We have significant accounts receivable or other amounts due from our customers or other parties. The accounts receivable balance at the end of the last 4 quarters averaged approximately eight million dollars US. Terms of payment for customers range from cash in advance to net 90 day credit terms. These credit arrangements are negotiated at unspecified and irregular intervals. The largest customers generate the largest receivable balances. If a customer develops operational difficulty it is not uncommon to temporarily suspend payment to vendors. The company is not immune from such practice in the retail marketplace. From time to time a customer may develop severe operating losses which can trigger a bankruptcy. In these cases, we loose most of the outstanding balance due. Occasionally we have been current with a customer at the time such an event occurs. The risk is that loosing the revenue of the customer in the future after a re-structure, might be more onerous than loosing the current outstanding debt. We are not immune from making such decisions. In addition, many companies that will insure accounts receivables will not do so for our largest mass market customers. The best example of such a loss was KMART Corporation. We lost approximately $500,000 when KMART filed for re-organization. KMART had been current with us at the time that KMART filed Chapter 11 bankruptcy. We continued to supply KMART during its post petition re-organization and continue to supply the customer profitably today. The risk is that we derive most of our sales revenue and profits from selling products to retailers for resale to consumers. The failure of our customers to pay in full amounts due to us could negatively affect future profitability.

COMPANY PROFITS CAN SUFFER FROM INTERRUPTIONS IN SUPPLY CHAIN

We operate a small sales office in Switzerland to service the International Export marketplace. We are aware of no material risk in maintaining this operation. Loss of this office would result in a transfer of sales and marketing responsibility. We use contract manufacturing facilities in Mainland China, Taiwan, and South Korea. These independent supplier entities are distant from us which means that we are at risk of business interruptions due to natural disaster, war, disease, and government intervention through tariffs or trade restrictions. We maintain a finished goods inventory level in our US facility to mitigate this risk. The approximate level of finished goods inventory is stocked at an average of 90 days demand per item. Recovery of a single facility through a replacement of supplier in the event of disaster or suspension of supply could take approximately 120 days. We believe that it could restore production of its top ten selling models (which represent 76% of the company’s sales revenue) within 1 year. We are also at risk if trade restrictions are introduced on our products based upon country of origin. In addition any increase in tariffs and freight charges would not be acceptable to pass along to our customers and would directly impact our profits. For example, an additional increase of 5% in duty for a complete fiscal year of purchases would amount to a reduction in pretax profit of approximately $600,000 based upon sales reported in the company’s 10K for the period ending June 30, 2003.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings from the Nasdaq National Market, please call 212-656-5060.

     We intend to furnish our stockholders with annual reports containing audited consolidated financial statements and other periodic reports as we may determine or as may be required by law.

     This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all information included in the registration statement. In accordance with the prospectus rules and regulations, we have omitted the itemization of expenses related to the offering, the description of the indemnities provided to our officers and directors, the exhibits and certain undertakings related to the offering. Certain parts of the registration statement have been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement, which can be inspected on the SEC’s web site or at the public reference rooms at the offices of the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” certain information and reports that we file with it. Accordingly, this prospectus incorporates by reference the following documents previously filed by us with the SEC pursuant to the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and these documents are deemed a part of this prospectus:

     (i) our latest Annual Report on Form 10-K/A (file number 0-3295), which contains audited financial statements for the fiscal year ended June 30, 2003;

     (ii) our Current Report on Form 8-K (file number 0-3295) filed on October 8, 2003;

     (iii) our Current Report on Form 8-K (file number 0-3295) filed on January 14, 2004;

     (iv) our quarterly report on Form 10-Q/A (file number 0-3295), which contains unaudited financial statements for the fiscal quarter ended September 30, 2003;

     (vi) our latest quarterly report on Form 10-Q (file number 0-3295), which contains unaudited financial statements for the fiscal quarter ended December 31, 2003; and

     (vii) a description of our common stock contained in our Form S-1 (file number 0-3295) filed on August 7, 1972 pursuant to Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All of the documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering relating to this prospectus will be deemed to be incorporated by reference in this prospectus and to constitute a part of this prospectus from the date that such documents are filed with the SEC. For purposes of this prospectus, any statement that is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified, replaced, or superseded by a statement contained in this prospectus or contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus. Such modified or superseded statement will be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request, at no cost, copies of any or all of the documents incorporated by reference in this prospectus (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates) by writing or telephoning us at:

Koss Corporation
4129 North Port Washington Avenue
Milwaukee, Wisconsin 53212
Attn: Investor Relations
Telephone: (414) 964-5000

SELLING STOCKHOLDERS

     The shares of our common stock to be sold pursuant to the offering were acquired by the selling stockholders in connection with our acquisition of Addax Sound Company, as described in this prospectus. The table below sets forth information with respect to the beneficial ownership of the common stock by selling stockholders immediately prior to this offering and as adjusted to reflect the sale of all of the shares of common stock registered under this registration statement pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the selling stockholders.

	Number of Shares		Number of Shares
	Beneficially	Shares Being	Beneficially
Name of Beneficial Owner	Owned Prior to Offering	Offered(1)	Owned After Offering(1)
Christopher Gantz(2)	15,900	15,900	0
Emanuel Winston	3,975	3,975	0
Total	19,875	19,875	0

(1)	Assumes that the selling stockholders offer for sale all 19,875 shares of common stock that may be offered under this prospectus.

(2)	Christopher Gantz has been Vice President-Communication Products for the Company since May 2003.

PLAN OF DISTRIBUTION

     The shares of common stock are being registered to permit public secondary trading of such common stock by the holders thereof from time to time after the date of this prospectus. The sale of the common stock offered by this prospectus may be effected from time to time directly, or by one or more broker-dealers or agents, in one or more transactions (which may involve block transactions) on the Nasdaq (or other national securities exchange or quotation services on which the common stock may be listed or quoted at the time of sale) or otherwise. Such common stock may be sold in one or more negotiated transactions, or through a combination of such methods of distribution, at prices based upon prevailing market prices, fixed prices, varying prices determined at the time of sale or at negotiated prices.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling stockholders. In the event one or more broker-dealers or agents agree to sell the common stock, they may do so by purchasing the common stock as principals or by selling the common stock as agent for the selling stockholders. Any such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares of common stock for which such broker-dealer or agent may act as agent or to whom they may sell as principal, or both. There are no special arrangements in place at this time that deviate from the standard customary compensation for this service.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This Regulation may limit the timing of purchases and sales of our common stock by the selling stockholders. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with a distribution of that security. The anti-manipulation rules under the Exchange Act may apply to the sale of the shares in the market and to the activities of the selling stockholders and their affiliates. These restrictions may affect the marketability of the common stock.

USE OF PROCEEDS

     We will not receive any proceeds from the offering.

LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Hughes & Luce, LLP in Dallas, Texas.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

     Under Section 145 of the General Corporate Law of the State of Delaware, we have broad power to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Section 6.01 of our bylaws also provide for indemnification of our directors, officers, employees and agents, if such person acted in good faith and in a manner believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     Article VIII of our restated certificate of incorporation provides that the liability of our directors for monetary damages shall be indemnified in accordance with and to the fullest extent permissible under Delaware law. Pursuant to Delaware law, and our restated certificate of incorporation, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We have obtained a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment up to certain limits. For example, the policy limit for defense costs is $10,000,000 and is part of, and not in addition to, the overall limits of liability for the policy and such defense costs reduce and may exhaust the maximum limits of liability of the policy.

PART II

Item 14. Other Expenses of Issuance and Distribution.

Registration fee	$27.27
Accounting fees and expenses	2,000	*
Legal fees and expenses	5,000	*
Miscellaneous expenses	3,000	*

Total:	$10,027.27	*

*	Estimated

We will pay all of the above expenses.

Item 15. Indemnification of Directors and Officers.

     Consistent with the Delaware General Corporation law, our Certificate of Incorporation includes a provision eliminating or limiting director liability to us or our stockholders for monetary damages arising from certain acts or omissions in the director’s capacity as a director. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. Please also see the section titled “Indemnification” on page 7 of the prospectus.

Item 16. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-4 of this registration statement, which Index is incorporated herein by reference.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 10, 2004.

KOSS CORPORATION

By:	/s/ Michael J. Koss

Michael J. Koss
Vice Chairman, President,
Chief Executive Officer,
Chief Operating Officer,
Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael J. Koss Michael J. Koss	Vice Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer	March 10, 2004

/s/ Sujata Sachdeva Sujata Sachdeva	Vice President — Finance, Principal Accounting Officer	March 10, 2004

* John C. Koss	Director of Koss Corporation	March 10, 2004

* Martin F. Stein	Director of Koss Corporation	March 10, 2004

* Thomas L. Doerr	Director of Koss Corporation	March 10, 2004

	Director of Koss Corporation	March 10, 2004
Michael J. Koss

*	Director of Koss Corporation	March 10, 2004
John J. Stollenwerk

* Lawrence S. Mattson	Director of Koss Corporation	March 10, 2004

*By:	/s/ Michael J. Koss

Michael J. Koss Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits
*5.1	Opinion of Hughes & Luce, LLP

*23.1	Consent of Hughes & Luce, LLP (included in Exhibit 5.1)

**23.2	Consent of PricewaterhouseCoopers LLP

*24.1	Power of Attorney (included in Part II of this registration statement)

*	Previously filed.

**	Filed herewith.